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lnge G. Thulin	3M Executive	3M Center
Chairman of the Board		St. Paul, MN 55144-1000
President & Chief Executive Officer

April 10, 2013

Dear Stockholder:

I write to solicit your support for the position of 3M Company and its Board of Directors in opposing two stockholder proposals – one relating to stockholder action by written consent and the other relating to the Company’s political contributions – to be voted on at the Company’s Annual Meeting of Stockholders scheduled to take place on May 14, 2013. I will briefly explain why we oppose each proposal.

1.         Stockholder proposal on action by written consent – The proposal, submitted by James McRitchie and his agent John Chevedden, requests the Board to amend the Certificate of lncorporation to establish a procedure by which stockholders could take action by written consent without presenting the proposed action for a vote at a meeting of stockholders. Under this proposal, stockholders owning enough shares to approve a particular action at a meeting of stockholders could instead approve the action by signing a written consent approving the action, without notice to other stockholders or to the Company until after the action has been taken. Our Board opposes this proposal for the following reasons:

a.              The Board believes, and 3M’s Certificate of lncorporation requires, that matters that are sufficiently important to be subject to a stockholder vote should be communicated in advance to all stockholders, who should be given the opportunity to discuss the proposed action and vote on it at an annual or special meeting. This procedure ensures that all stockholders receive advance notice of any proposed action by stockholders, are provided time and opportunity to discuss the proposed action and consider all points of view, and ultimately are allowed to vote on the matter.

b.              In contrast, the proposal would allow a group of stockholders to force fundamental changes on the Company, such as a sale of the Company or replacement of the Board of Directors, without advance notice to other stockholders or the Company and without the benefit of a discussion at a meeting of stockholders. The proposal therefore would deprive many stockholders of voting rights and protections currently provided to all stockholders and enable short-term or special interest investors to advance proposals that may not be in the best interests of all stockholders. We prefer a process that ensures that all stockholders will be permitted to participate in matters presented for stockholder approval.

c.               The proposal is not necessary to assure that stockholders have an avenue for initiating action. The Company’s amended Bylaws already permit stockholders holding at least 25% of the outstanding common shares to call a special meeting. The ability to call a special meeting allows a group of stockholders to submit matters directly to the Company’s stockholders for approval. A special meeting is preferable to action by written consent because a special meeting allows all stockholders to participate in the proposed action and allows the Board, acting in the best interests of all stockholders, to make a considered recommendation regarding the proposed action. And of course, whether or not a stockholder wishes to present a proposal for consideration by other stockholders, I and the Company’s other senior executives are interested in hearing from stockholders at any time and are available to discuss stockholder concerns as and when they arise.

2.         Stockholder proposal prohibiting political spending – The proposal, submitted by Clean Yield Asset Management, requests that the Board study the feasibility of adopting a policy prohibiting the use of corporate funds for any political election or campaign, including the use of trade association dues for lobbying activities. Our Board opposes this proposal for the following reasons:

a.              The Board believes that it is in the best interests of the stockholders and the Company to participate in the political process in appropriate circumstances. The objective of our participation in the political process is to support public policies that serve the business interests of our Company and stockholders. While we may not agree with every position ultimately taken by a candidate or organization to which we have provided support, we support candidates and organizations that, on balance, support our legislative and public policy priorities. When making a decision to support any candidate or organization, we review the candidate’s or organization’s known political positions to determine whether our support could have the unintended effect of supporting a cause that could result in damage to the Company’s reputation.

b.              Consistent with federal law, the Company does not make contributions to candidates for federal office or to national political party committees. Some states and localities allow companies to make contributions to candidates, and in those states we may support particular candidates or issues if management determines that doing so will lawfully and appropriately advance the Company’s business interests.

c.               The Company discloses on its Web site (www.3M.com under Investor Relations — Corporate Governance — “Political Activities and Issue Advocacy”) all contributions to state and local candidates and political parties, contributions made by our employee-funded PAC, and contributions to “527” political organizations. We also disclose the trade associations of which we are a member that allocate $25,000 or more of our dues or payments for lobbying purposes. We believe that this transparency already provides our stockholders with the ability to consider and oversee our engagement with lawmakers.

d.              Our political contributions are modest by any measure – since 2002 3M has contributed under $100,000 per year to state and local candidates. In 2012, employee-funded PAC contributions to federal, state and local candidates totaled approximately $210,000.

For these reasons, I ask your support in opposing these stockholder proposals. As always, I value your input and would appreciate the opportunity to discuss any questions or comments you may have.

Sincerely,

/s/ lnge G. Thulin
lnge G. Thulin
Chairman of the Board, President and Chief Executive Officer